                                             Exhibit 99.1

News Release
U.S. Silica Expands Board of Directors with Appointment of Sandra Rogers
Katy, TX, October 1, 2021 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has appointed Sandra Rogers to its Board of Directors. The election of Ms. Rogers increases the size of the Company's Board to six members. Ms. Rogers will also serve as an independent member of the Audit and Nominating & Governance Committees of the Board as well as devote additional emphasis to ESG program expansion.

Ms. Rogers has served as Vice President, Supply Chain of Hillrom Holdings, Inc., an American medical technology provider since 2016. She currently serves as Chair of the Policy Owner’s Examining Committee at Northwestern Mutual. Ms. Rogers is also a member of the iMentor Chicago Area Board and the New Community Outreach Board of Chicago, IL. Sandra is a member of the Hillrom corporate Diversity, Inclusion & Belonging Council and executive sponsor for the African American employee resource group. She is a recipient of the Hillrom Driver Goal, Compliance Champion, and Diversity Inclusion & Belonging Awards. In 2019, Ms. Rogers was recognized by Savoy Magazine as one of the Most Influential Women in Corporate America. Prior to her role at Hillrom, Ms. Rogers held Vice President positions at NetJets, Inc. and Honeywell, Inc.

Commenting on the addition of Ms. Rogers to the U.S. Silica board, Chief Executive Officer Bryan Shinn stated, "Sandra brings valuable operations and supply chain experience in addition to a diverse perspective to U.S Silica. We look forward to the benefits of her leadership and I am delighted to welcome her to our board."

"Our board was committed to the addition of a new member who would complement our broad expertise and assist us as we continue to navigate through the market recovery. We are very pleased to have Sandra join our team," said Charles Shaver, U.S. Silica's Chairman. "She will bring invaluable insight to our board as we continue to grow our businesses while focusing on controlling costs and maintaining supply chain efficiencies. "

"I'm very excited to join Bryan, Charlie and the other U.S. Silica board members," said Ms. Rogers. "I look forward to engaging with the Company’s stakeholders as well as using my experience and skillset to contribute to U.S. Silica’s further growth and success."

About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 121-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 24 mines and production facilities and is headquartered in Katy, Texas.

Investor Contact
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com